Exhibit 99.1

	Contacts:	Lorne E. Phillips, CFO
Pioneer Drilling Company
210-828-7689
Lisa Elliott / lelliott@drg-l.com
Anne Pearson / apearson@drg-l.com DRG&L / 713-529-6600

For Immediate Release

Pioneer Drilling Reports Second Quarter 2011 Results

SAN ANTONIO, Texas, August 4, 2011 – Pioneer Drilling Company, Inc. (NYSE Amex: PDC) today reported financial and operating results for the three months ended June 30, 2011. Some of the operational highlights include:

•	Term contracts signed for five new-build drilling rigs that will begin operating in the first half of 2012

•	12 drilling rigs operating under term contracts in West Texas, up from four operating in the first quarter, with four more rigs contracted to begin by year-end

•	Production Services revenue increased 21% over the first quarter of 2011 and 58% over the second quarter of 2010

•	Enhanced financial flexibility due to the recent $94.3 million (net proceeds) equity issuance and the amended revolving credit facility

Financial Results

Revenues for the second quarter were $171.3 million, a 12% increase compared with $153.3 million for the first quarter of 2011 (“the prior quarter”) and a 46% increase over $117.0 million for the second quarter of 2010 (“the year-earlier quarter”). The increase from the prior quarter and from the year-earlier quarter was primarily due to higher utilization and improved pricing in both the Drilling Services and the Production Services Divisions, plus the contribution of additional equipment in the Production Services Division.

Net income for the second quarter was $3.7 million, or $0.07 per diluted share, compared with a net loss for the prior quarter of $6.0 million, or $0.11 per share, and a net loss for the year-earlier quarter of $10.1 million, or $0.19 per share. In the prior quarter, results were reduced by a charge of $7.3 million, or $0.13 per share, for a net-worth tax on our Colombian operations that was non-recurring and not deductible for income tax purposes. Adjusted Net Earnings(1) and Adjusted Diluted EPS,(2) which exclude the impact of the Colombian net-worth tax expense, were $1.3 million and $0.02 per share, respectively, for the first quarter of 2011.

Second quarter Adjusted EBITDA(3) increased 42% to $45.1 million from $31.7 million in the prior quarter, which included the impact of the $7.3 million Colombian net-worth tax expense, and increased 105% over Adjusted EBITDA of $22.0 million in the year-earlier quarter.

Operating Results

Revenues for the Drilling Services Division were $106.5 million in the second quarter, a 7% increase over the prior quarter and a 40% increase from the year-earlier quarter. During the second quarter, the utilization rate for our drilling rig fleet averaged 69%, up from 65% in the prior quarter, while average drilling revenues per day remained flat from the prior quarter. Second quarter utilization was up substantially from the year-earlier quarter, which averaged 58%, while average drilling revenues per day were 19% higher versus a year ago. Drilling Services margin(4) was $7,504 per day in the second quarter as compared to $7,769 per day in the prior quarter and $4,648 per day in the year-earlier period.

Revenues for the Production Services Division were $64.8 million in the second quarter, up 21% from the prior quarter and a 58% increase from the year-earlier quarter. Second quarter Production Services margin(4) as a percentage of revenue grew to 42% from 38% in the prior quarter and 40% for the year-earlier quarter.

“We continue to see strong demand for our drilling rigs in the West Texas drilling division, which has grown from zero to 12 rigs since the beginning of 2011, and we have contracted four more rigs that will begin operating in West Texas by year-end,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “Although day rates are lower in West Texas when compared to certain other regions, putting rigs back to work results in higher utilization rates and increased Adjusted EBITDA.

“Our new-build drilling rig designs are being well received, and we now have contracts for five AC rigs to be built to operate in shale plays during the first half of 2012. With strong demand for efficient and technically advanced drilling rigs to operate in the unconventional plays, we are continuing to market our new-build rigs and expect to sign additional term contracts.

“All eight of our drilling rigs in Colombia are operating under term contracts. Currently, 40 of our 71 drilling rigs are operating under term contracts, or approximately 77% of our working drilling rigs.

“Revenue in our Production Services Division grew $11.2 million during the quarter, driven by higher pricing and utilization, as well as the contribution of fleet additions. We have added 15 wireline units and six well service rigs year to date, with plans to add another four wireline units and six well service rigs during the remainder of 2011. By year-end, we should have 103 wireline units and 86 well service rigs in the fleet, positioning us to further penetrate the unconventional oil and liquid-rich natural gas plays. During the second quarter, our well service rig utilization was approximately 90%, and pricing increased to $524 from $509 per hour when compared to the prior quarter.

“In the third quarter of 2011, we expect drilling rig utilization to average between 72% and 73% and Drilling Services margin to decrease approximately $100 to $200 per day when comparing to the second quarter. Similar to our guidance from the prior quarter, the expected decrease in Drilling Services margin per day is driven by more rigs operating in the West Texas drilling division. In Production Services, we expect revenues to be up 12% to 16% and margin as a percentage of revenues to be up 1% to 2%,” Locke said.

Liquidity

Working capital was $50.2 million at June 30, 2011, compared to $76.1 million at December 31, 2010. Our cash and cash equivalents at June 30, 2011 were $11.5 million, down from $22.0 million at year-end 2010. The decrease is primarily due to $79.2 million used for purchases of property and equipment, partly offset by cash provided by operations of $53.6 million, $12.6 million in proceeds from the sale of the ARPSs, and proceeds from the exercise of stock options of $2.1 million during the six months ended June 30, 2011.

On June 30, 2011, we entered into an amendment and restatement of our existing revolving credit facility agreement which increased our borrowing capacity from $225 million to $250 million, extended the maturity date to June 30, 2016, improved pricing terms and provided more flexible financial covenants. Debt costs of approximately $0.6 million relating to the prior credit facility were amortized to interest expense in the second quarter.

In July, we completed an equity offering of 6.9 million shares of common stock, which generated proceeds of approximately $94.3 million that will be used to fund a portion of the new-build rig construction costs and will also be used for general corporate purposes. Since the construction projects are in their early stages, we used $57 million of the equity offering proceeds to pay down the entire debt balance outstanding under our revolving credit facility.

Capital Expenditures

For the three months and six months ended June 30, 2011, capital expenditures totaled $63.8 million and $98.5 million, respectively. Currently, we expect to spend approximately $200 million to $220 million in 2011, which includes a portion of the construction costs for five new-build drilling rigs, upgrades to drilling rigs being relocated to the West Texas drilling division, 12 well service rigs, 19 wireline units, and routine capital expenditures. Actual capital expenditures may vary depending on our ability to obtain term drilling contracts for new-build rigs and other equipment fleet expansions.

Conference Call

Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9770 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available after the call ends and will be accessible until August 11, 2011. To access the replay, dial (303) 590-3030 and enter the pass code 4454253#.

A broadcast of the conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides well service rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 80 well service rigs (73 550-horsepower rigs, six 600-horsepower rigs and one 400-horsepower rig), 99 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas producing companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; the supply of marketable drilling rigs, well service rigs and wireline units within the industry; the continued availability of drilling rig, well service rig and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth; and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2010. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether, as a result of new information, future events or otherwise. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)	Adjusted Net Earnings represents net loss as reported less the net-worth tax expense for our Colombian operations. Adjusted Net Earnings is not a measure of financial performance under U.S. Generally Accepted Accounting Principles (GAAP), and may not be comparable to other similarly titled measures reported by other companies. We believe that excluding the specified item from net loss as reported provides a more meaningful comparison to the corresponding reported period(s) and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, and provides management with a more relevant measurement of operating performance. A reconciliation of Adjusted Net Earnings to net loss as reported is included in the tables to this news release.
(2)	Adjusted Diluted EPS represents Adjusted Net Earnings divided by the diluted weighted-average number of shares outstanding. Adjusted Diluted EPS is not a measure of financial performance under GAAP, and may not be comparable to other similarly titled measures reported by other companies. We believe that excluding the specified item from dilutive earnings per share (EPS) as reported provides a more meaningful comparison to the corresponding reported period(s) and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, and provides management with a more relevant measurement of operating performance. A reconciliation of Adjusted Diluted EPS to Diluted EPS as reported is included in the tables to this news release.
(3)	Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.
(4)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net income (loss) as reported is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

– Financial Statements and Operating Information Follow –

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010
Revenues:
Drilling services	$106,523	$76,096	$99,756	$206,279	$131,913
Production services	64,762	40,931	53,593	118,355	71,135

Total revenues	171,285	117,027	153,349	324,634	203,048

Costs and Expenses:
Drilling services	73,190	58,549	67,509	140,699	104,452
Production services	37,754	24,527	33,228	70,982	44,492
Depreciation and amortization	32,424	29,557	32,256	64,680	58,428
General and administrative	15,860	12,257	14,521	30,381	23,730
Bad debt expense (recovery)	139	(7)	(84)	55	(82)

Total costs and expenses	159,367	124,883	147,430	306,797	231,020

Income (loss) from operations	11,918	(7,856)	5,919	17,837	(27,972)

Other (expense) income:
Interest expense	(7,991)	(7,121)	(7,549)	(15,540)	(11,215)
Interest income	8	22	10	18	42
Other	754	315	(6,517)	(5,763)	799

Total other expense	(7,229)	(6,784)	(14,056)	(21,285)	(10,374)

Income (loss) before income taxes	4,689	(14,640)	(8,137)	(3,448)	(38,346)
Income tax (expense) benefit	(1,039)	4,498	2,102	1,063	13,657

Net income (loss)	$3,650	$(10,142)	$(6,035)	$(2,385)	$(24,689)

Income (loss) per common share:
Basic	$0.07	$(0.19)	$(0.11)	$(0.04)	$(0.46)

Diluted	$0.07	$(0.19)	$(0.11)	$(0.04)	$(0.46)

Weighted-average number of shares outstanding:
Basic	54,205	53,781	53,968	54,087	53,750
Diluted	55,881	53,781	53,968	54,087	53,750

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$11,502	$22,011
Short-term investments	—	12,569
Receivables, net of allowance for doubtful accounts	119,391	89,515
Deferred income taxes	11,027	9,867
Inventory	10,658	9,023
Prepaid expenses and other current assets	9,787	8,797

Total current assets	162,365	151,782

Net property and equipment	689,920	655,508
Intangible assets, net of amortization	20,783	21,966
Noncurrent deferred income taxes	3,133	—
Other long-term assets	12,235	12,087

Total assets	$888,436	$841,343

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,642	$26,929
Current portion of long-term debt	1,267	1,408
Prepaid drilling contracts	4,791	3,669
Accrued expenses	52,454	43,634

Total current liabilities	112,154	75,640

Long-term debt, less current portion	283,405	279,530
Other long-term liabilities	11,434	9,680
Noncurrent deferred income taxes	81,576	80,160

Total liabilities	488,569	445,010
Total shareholders’ equity	399,867	396,333

Total liabilities and shareholders’ equity	$888,436	$841,343

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six months ended
	June 30,
	2011	2010

Cash flows from operating activities:
Net loss	$(2,385)	$(24,689)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	64,680	58,428
Allowance for doubtful accounts	56	(54)
Loss (gain) on dispositions of property and equipment	691	(716)
Stock-based compensation expense	3,483	3,432
Amortization of debt issuance costs and discount	2,044	1,142
Deferred income taxes	(2,843)	(11,958)
Change in other long-term assets	1,432	(2,609)
Change in other long-term liabilities	1,655	3,375
Changes in current assets and liabilities	(15,202)	16,217

Net cash provided by (used in) operating activities	53,611	42,568

Cash flows from investing activities:
Acquisition of production services businesses	(2,000)	(1,340)
Purchases of property and equipment	(79,196)	(63,817)
Proceeds from sale of property and equipment	2,000	1,003
Proceeds from sale of auction rate securities	12,569	—

Net cash used in investing activities	(66,627)	(64,154)

Cash flows from financing activities:
Debt repayments	(13,742)	(245,951)
Proceeds from issuance of debt	17,000	249,375
Debt issuance costs	(3,186)	(4,795)
Proceeds from exercise of options	2,091	12
Purchase of treasury stock	(352)	(86)
Excess tax benefit of stock option exercises	696	—

Net cash provided by (used in) financing activities	2,507	(1,445)

Net decrease in cash and cash equivalents	(10,509)	(23,031)
Beginning cash and cash equivalents	22,011	40,379

Ending cash and cash equivalents	$11,502	$17,348

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)

(unaudited)

	Three months ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010

Drilling Services Division:
Revenues	$106,523	$76,096	$99,756	$206,279	$131,913
Operating costs	73,190	58,549	67,509	140,699	104,452

Drilling Services margin (1)	$33,333	$17,547	$32,247	$65,580	$27,461

Average number of drilling rigs	71.0	71.0	71.0	71.0	71.0
Utilization rate	69%	58%	65%	67%	54%
Revenue days	4,442	3,775	4,151	8,593	6,927

Average revenues per day	$23,981	$20,158	$24,032	$24,005	$19,043
Average operating costs per day	16,477	15,510	16,263	16,374	15,079

Drilling Services margin per day (2)	$7,504	$4,648	$7,769	$7,631	$3,964

Production Services Division:
Revenues	$64,762	$40,931	$53,593	$118,355	$71,135
Operating costs	37,754	24,527	33,228	70,982	44,492

Production Services margin (1)	$27,008	$16,404	$20,365	$47,373	$26,643

Combined:
Revenues	$171,285	$117,027	$153,349	$324,634	$203,048
Operating Costs	110,944	83,076	100,737	211,681	148,944

Combined margin	$60,341	$33,951	$52,612	$112,953	$54,104

Adjusted EBITDA (3) & (4)	$45,096	$22,016	$31,658	$76,754	$31,255

(1)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenue less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling Services margin and Production services margin to net income (loss) as reported is included in the table on the following page. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Drilling Services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

See following page for footnote (4).

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services and Production Services Margin

and Adjusted EBITDA to Net Income (Loss)

(in thousands)

(unaudited)

	Three months ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010

Combined margin	$60,341	$33,951	$52,612	$112,953	$54,104

General and administrative	(15,860)	(12,257)	(14,521)	(30,381)	(23,730)
Bad debt (expense) recovery	(139)	7	84	(55)	82
Other income (expense) (4)	754	315	(6,517)	(5,763)	799

Adjusted EBITDA (3) & (4)	45,096	22,016	31,658	76,754	31,255

Depreciation and amortization	(32,424)	(29,557)	(32,256)	(64,680)	(58,428)
Interest income (expense), net	(7,983)	(7,099)	(7,539)	(15,522)	(11,173)
Income tax benefit (expense)	(1,039)	4,498	2,102	1,063	13,657
Impairments	—	—	—	—	—

Net income (loss)	$3,650	$(10,142)	$(6,035)	$(2,385)	$(24,689)

(4)	Our Adjusted EBITDA for the three months ended March 31, 2011 and the six months ended June 30, 2011 decreased, as compared to the corresponding periods in the prior year, primarily due to the $7.3 million net-worth tax expense for our Colombian operations included in other income (expense). In addition, reconciliation of net income (loss) as reported to Adjusted Net Earnings excluding the effect of the net-worth tax expense for our Colombian operations follows.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Net Loss as Reported to Adjusted Net Earnings and

Diluted EPS as Reported to Adjusted Diluted EPS

(in thousands, except per share data)

(unaudited)

Three Months Ended March 31, 2011

Net loss, as reported	$(6,035)

Net-worth tax expense for Colombian operations	7,291
Income tax benefit from net-worth tax expense	—

Adjusted Net Earnings (5)	$1,256

Basic weighted-average number of shares outstanding, as reported	53,968
Effect of dilutive securities	1,254

Diluted weighted-average number of shares outstanding	55,222

Adjusted Diluted EPS (6)	$0.02

Diluted EPS impact of net-worth tax expense for Colombian operations	(0.13)

Diluted EPS as reported	$(0.11)

(5)	“Adjusted Net Earnings” represents net loss as reported less the net-worth tax expense for our Colombian operations. Adjusted Net Earnings is not a measure of financial performance under GAAP, and may not be comparable to other similarly titled measures reported by other companies. We believe that excluding the specified item from net loss as reported provides a more meaningful comparison to the corresponding reported period(s) and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, and provides management with a more relevant measurement of operating performance.
(6)	“Adjusted Diluted EPS” represents Adjusted Net Earnings divided by the diluted weighted-average number of shares outstanding. Adjusted Diluted EPS is not a measure of financial performance under GAAP, and may not be comparable to other similarly titled measures reported by other companies. We believe that excluding the specified item from dilutive EPS as reported provides a more meaningful comparison to the corresponding reported period(s) and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, and provides management with a more relevant measurement of operating performance.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

(unaudited)

	Three months ended			Six Months Ended
	June 30,		March 31,	June 30,
	2011	2010	2011	2011	2010
Capital expenditures:

Drilling Services Division:
Routine and tubulars	$8,484	$3,980	$10,051	$18,535	$5,962
Discretionary	11,271	28,725	8,200	19,471	45,763
New-builds and acquisitions	11,823	—	—	11,823	—

	31,578	32,705	18,251	49,829	51,725

Production Services Division:
Routine	2,026	1,701	1,714	3,740	3,183
Discretionary	8,152	667	4,572	12,724	917
New-builds and acquisitions	6,061	3,727	6,842	12,903	7,992

	16,239	6,095	13,128	29,367	12,092

Net cash used for purchases of property and equipment	47,817	38,800	31,379	79,196	63,817
Net effect of accruals	15,989	8,762	3,315	19,304	19,814

Total capital expenditures	$63,806	$47,562	$34,694	$98,500	$83,631

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Well Service Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 950 HP	11	2	13
1000 HP	18	13	31
1200 to 2000 HP	6	15	21

Total	41	30	71

Drilling rig depth ratings:
Less than 10,000 feet	7	2	9
10,000 to 13,900 feet	28	7	35
14,000 to 25,000 feet	6	21	27

Total	41	30	71

Production Services Division:

Well service rig horsepower ratings:
400 HP			1
550 HP			73
600 HP			6

Total			80

Wireline units			99

# # #